EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Duke Energy Ohio, Inc.’s Registration Statement Nos. 333-112574 and 333-103200 of our report dated March 30, 2007 (which expresses an unqualified opinion on the Company’s consolidated financial statements and includes an explanatory paragraph referring to the Company’s application of “push-down accounting” effective April 1, 2006), appearing in this Annual Report on Form 10-K of Duke Energy Ohio, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 30, 2007